**CHISHOLM, BIERWOLF, NILSON & MORRILL, LLC**
Certified Public Accountants
Phone (801) 292-8756 • Fax (801) 292-8809 • www.cbnmcpa.com

Todd D. Chisholm
Nephi J. Bierwolf
Troy F. Nilson
Douglas W. Morrill

February 2, 2011

Office of the Chief Accountant
Securities and Exchange Commission
450 West Fifth Street N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements about our firm included under, "Changes in Registrant's Certifying Accountant" in the Form 6-K dated February 1, 2011 of Green China Resources, Inc., filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein as they pertain to our firm.

Sincerely,

Chisholm, Bierwolf, Nilson & Morrill LLC

Chisholm, Bierwolf, Nilson & Morrill LLC